UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Millennium Bankshares Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Millennium Bankshares Corporation to be held on Thursday, May 29, 2008, at 3:00 p.m. local time at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190.

The business to be conducted at the Annual Meeting is the election of three directors as nominated by the Board of Directors of Millennium. Your Board of Directors unanimously recommends a vote “FOR” all three director nominees.

If you plan to attend the Annual Meeting, please review the section on Voting on page one of the Proxy Statement.

Even if you plan to attend the meeting, please sign, date and return the Proxy Card in the enclosed envelope immediately.  This will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, which includes, among other matters, Millennium’s financial statements for the year ended December 31, 2007.

Sincerely,

Richard I. Linhart
Chairman of the Board,
President and Chief Executive Officer

Reston, Virginia
April 28, 2008

MILLENNIUM BANKSHARES CORPORATION
1601 Washington Plaza
Reston, Virginia 20190

(703) 464-0100

NOTICE

OF

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 29, 2008

TO THE SHAREHOLDERS OF
MILLENNIUM BANKSHARES CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Millennium Bankshares Corporation (“Millennium”) will be held on Thursday, May 29, 2008, at 3:00 p.m. local time, at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190, for the following purposes:

(1)                  To elect three Class C directors, and

(2)                  To transact such other business as may properly come before the meeting.

The record date for the determination of holders of Millennium’s common stock entitled to notice of and to vote at the Annual Meeting of Shareholders is April 1, 2008.  Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment thereof.  It is important that your shares be represented at this meeting to help ensure the presence of a quorum.

By Order of the Board of Directors,

Barbara J. Chapman
Corporate Secretary

April 28, 2008

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT.  YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

MILLENNIUM BANKSHARES CORPORATION
1601 Washington Plaza
Reston, Virginia 20190

PROXY STATEMENT

This Proxy Statement contains information relating to the 2008 Annual Meeting of Shareholders of Millennium Bankshares Corporation. Through this mailing, Millennium’s Board of Directors is soliciting proxies for the Annual Meeting. Our Annual Report on Form 10-K for the year ended December 31, 2007 is also enclosed with this Proxy Statement. These documents provide important information about our business, including audited financial statements, and are first being mailed to shareholders on or about April 28, 2008. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “MBVA,” or “Millennium” mean Millennium Bankshares Corporation.  Millennium Bank, N.A., our principal subsidiary, is occasionally referred to as “Millennium Bank” or the “Bank.”

THE ANNUAL MEETING

The Annual Meeting will be held on Thursday, May 29, 2008, at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190, at 3:00 p.m. local time.

General Information

We encourage you to vote your shares by proxy even if you plan to attend the Annual Meeting.

All expenses incurred in this solicitation will be paid by Millennium. We will solicit proxies by mail or by telephone, and our directors, officers and employees also may solicit proxies, without additional compensation, on our behalf.  Banks, brokerage houses and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.  Upon request, we will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Board Recommendation

Our Board of Directors recommends that you vote:

FOR the election of Grayson P. Hanes, Richard I. Linhart and Barbara Wortley as Class C Directors of Millennium;

Voting

It is important that your shares be represented by proxy or that you be present in person at the Annual Meeting.  If you wish to vote by proxy, please complete the enclosed Proxy Card and return it, signed and dated, in the enclosed postage-paid envelope.  This will ensure that your shares are voted if you later become unable to attend the Annual Meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein.  In the absence of specific instructions, proxies received will be voted FOR the election of the nominees for election as directors.

If you own shares in “nominee name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you.  You may instead receive a voting instruction form (VIF) with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided.  Many brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the VIF.  If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares without your express instructions.  Such entities have authority to vote their customers’ shares on certain routine matters, including the election of directors.  When a firm votes its customers’ shares on routine matters, these shares are also counted for the purpose of establishing a quorum to conduct business at the meeting.  A brokerage firm cannot vote its customers’ shares on nonroutine matters.  Accordingly, these shares are not counted as votes against a nonroutine matter, but rather not counted at all for such a matter.  There are no items being presented by Millennium at the Annual Meeting that are considered nonroutine.

You may revoke your proxy at any time before it is exercised by filing with our Secretary an instrument revoking the proxy, by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.  If you hold your shares in registered name, we will provide you with a ballot to vote at the Annual Meeting.  If you hold your shares in nominee name through a broker or bank, such shares cannot be voted at the meeting.

Attendance at the Annual Meeting will be restricted to shareholders and special guests.  You may be asked to present valid photo identification, such as a driver’s license or passport.

Record Date; Shares Outstanding

The record date for the determination of holders of MBVA common stock entitled to notice of and to vote at the Annual Meeting is April 1, 2008.  Each share of MBVA common stock issued and outstanding on the record date is entitled to one vote on any proposal at the meeting.  As of the close of business on April 1, 2008, there were 8,927,461 shares of MBVA common stock outstanding and entitled to vote.

Quorum and Votes Required

Quorum. In order to conduct the Annual Meeting, a majority of the issued and outstanding shares of MBVA common stock must be present in person or by proxy to have a quorum.  Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum.  Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting.  We will count abstentions as present and entitled to vote for purposes of determining a quorum. We will also count votes withheld in the election of directors as votes present and entitled to vote for purposes of determining a quorum.

Votes Required. In accordance with Virginia law and our bylaws, our directors will be elected at the Annual Meeting by a plurality of the votes cast.  “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting.  Any other matter on which shareholders vote at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named as attorneys-in-fact and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth, as of April 1, 2008, certain information with respect to beneficial ownership of shares of common stock by each of the nominees for election to the Board of Directors, each of the current members of the Board of Directors, each of the current executive officers named in the “Summary Compensation Table” below (the “Named Executive Officers” or “NEOs”), and all current directors and executive officers as a group.  Beneficial ownership includes shares, if any, held in the name of a spouse, minor children, or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Common Stock Beneficially Owned(1)		Percentage of Class

William P. Haggerty	8,515		*
Grayson P. Hanes	12,600		*
David M.W. Harvey	548,400	(2)	6.15
Richard I. Linhart	2,500	(3)	*
Joseph W. Paulini	29,944	(4)	*
Robert T. Smoot	101,531	(5)	1.14
James W. Wolfe	2,548	(6)	*
Barbara Wortley	961,782	(7)	10.77
Dale G. Phelps	10,274	(8)	*
John F. Novak	3,000		*
All executive officers and directors as a group (10 persons)	1,481,094	(9)	16.59	%(9)

*	Represents less than 1% of the total shares outstanding as of April 1, 2008.
(1)

Amounts disclosed include shares of common stock that certain directors and officers have the right to acquire upon the exercise of stock options exercisable within 60 days of April 1, 2008, as follows: Mr. Haggerty, 8,115; Mr. Hanes, 7,600; Mr. Harvey, 3,200; Mr. Paulini, 5,770; Mr. Smoot, 9,915; Mr. Wolfe, 2,548; Ms. Wortley, 2,782; Mr. Phelps, 10,000; and Mr. Novak, 3,000.

(2)

Includes 545,200 shares that are beneficially owned by Hot Creek Investors L.P. Mr. Harvey is the managing member of Hot Creek Capital, L.L.C., and the general partner of Hot Creek Investors L.P. Mr. Harvey has shared voting and dispositive powers for these shares.

(3)	All 2,500 shares are held in an IRA in Mr. Linhart’s sole name, for which he has sole voting and dispositive powers.
(4)	Includes 19,458 shares held in an IRA in his sole name, for which he has sole voting and dispositive powers.
(5)	Includes 4,000 shares held in custodial capacity, 2,000 shares for each of his two minor children, for which he has sole voting and dispositive powers.
(6)

Shares shown are for stock options only. Mr. Wolfe has until May 2009 to purchase qualifying shares of MBVA stock for his directorship. Under Millennium’s Corporate Governance Guidelines, a director is permitted to own a combination of stock and stock options to satisfy Millennium’s requirement to own 1,000 shares of the company’s stock.

(7)

Ms. Wortley disclaims beneficial ownership of 54,400 shares that are owned by her spouse in his pension plan; however, she has shared voting power for these shares. Ms. Wortley owns an option to acquire 200,000 shares of common stock from Hot Creek Investors, L.P.

(8)	Includes 274 shares held in Millennium’s 401(k) Plan, for which he has sole voting and dispositive powers.
(9)	Excludes 200,000 shares subject to Ms. Wortley’s option to acquire shares from Hot Creek Investors, L.P., to avoid double counting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership of the Company’s common stock and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based upon representations from Millennium’s directors and executive officers and forms filed by Millennium with the SEC, we are not aware of the failure of any director or executive officer to comply with the requirements of Section 16(a), except that a Form 4 reporting one grant of options was filed late for each of Directors Haggerty, Hanes, and Smoot. In making this report, we have relied on the written representations of our directors and executive officers subject to Section 16, and copies of the reports that have been filed with the SEC. Except as disclosed in this proxy statement, we are not aware of any stockholders who own ten percent or more of Millennium’s common stock at this time.

Security Ownership of Principal Shareholders

The following table sets forth certain information with respect to the beneficial ownership of shares of common stock by each person who owns, to Millennium’s knowledge, more than five percent of the outstanding shares of common stock.

	Common Stock
Name and Address	Beneficially Owned	Percentage of Class

Norman R. Pozez (1)	800,000	8.96
8191 Strawberry Lane, Suite 3
Falls Church, Virginia 22042

Goldman Sachs Asset Management, L.P. (2)	777,080	8.70
32 Old Slip
New York, New York 10005

Barbara Wortley (3)	961,782	10.77
456 Alexander Palm Road
Boca Raton, Florida 33432

Hot Creek Investors, L.P. (4)	545,200	6.11
6900 S. McCarran Boulevard, No. 3040
Reno, Nevada 89509

Robert L. Finlay (5)	558,298	6.25
29 Armory Road
Milford, New Hampshire 03055

Wellington Management Company, LLP (6)	505,800	5.67
75 State Street
Boston, Massachusetts 02109

(1)	In a Schedule 13G filed with the SEC on January 23, 2008, Norman R. Pozez reported sole ownership of 800,000 shares of MBVA common stock for which he has sole voting and dispositive powers.

(2)

In a Schedule 13G/A filed with the SEC on February 1, 2008, Goldman Sachs Asset Management, L.P., reported ownership of and sole voting power with respect to 711,540 shares of MBVA common stock and sole dispositive power with respect to 777,080 shares of MBVA common stock in its capacity as investment adviser on behalf of third parties as of December 31, 2007.

(3)

In a Schedule 13D/A filed with the SEC on January 23, 2007, Barbara Wortley reported sole ownership of 704,600 shares of MBVA common stock for which she has sole voting and dispositive powers. In addition, she reported shared voting power with respect to 54,400 shares held by Liberty Lighting Pension Fund. Her spouse has shared voting and dispositive powers with respect to the shares held by Liberty Lighting Pension Fund. In a letter dated January 23, 2007, attached to the Schedule 13D/A, Ms. Wortley nominated herself to stand for election at the 2007 Annual Meeting of Shareholders of Millennium. Ms. Wortley subsequently withdrew the nomination, since Millennium’s Board had taken action to appoint her a director effective February 28, 2007, and to nominate her to stand for election as a Class C Director at the 2008 Annual Meeting. Ms. Wortley’s ownership includes an option to purchase 200,000 shares of Millennium common stock from Hot Creek Investors, L.P.

(4)

A Schedule 13D/A was filed with the SEC on March 17, 2008, by Hot Creek Capital, L.L.C., Hot Creek Investors, L.P., David M. W. Harvey, and Joseph W. Paulini. The MBVA common stock that was the subject of the amended Schedule 13D was held by Hot Creek Investors (545,200 shares) and Mr. Paulini (24,174 shares).

This amendment incorporates the First Amendment and Second Amendment of an Option Agreement granted to Barbara Wortley to purchase 200,000 shares of Millennium stock at a price of $7.60 per share, and such option may be exercised until December 31, 2008, subject to the terms and conditions set forth in the option.

(5)	In a Schedule 13D/A filed with the SEC on August 30, 2007, Robert J. Finlay reported sole ownership of 558,298 shares of MBVA common stock for which he has sole voting and dispositive powers.

(6)

In a Schedule 13G/A filed with the SEC on February 14, 2008, Wellington Management Company, LLP, reported ownership of and shared voting and dispositive powers with respect to 505,800 shares of MBVA common stock in its capacity as investment adviser on behalf of third parties as of December 31, 2007.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors has nominated three persons for election to the Board at the Annual Meeting.  The nominees for election as Class C directors are Grayson P. Hanes, Richard I. Linhart, and Barbara Wortley.  All nominees currently serve on the Board of Directors.  Mr. Linhart was appointed to the Board in accordance with the terms of his Executive Employment Agreement, effective as of July 18, 2007.

Under the Articles of Incorporation, our directors are divided into three classes, which serve for staggered three-year terms.  This year the Class C Directors to be elected will serve for a term of three years expiring in 2011. Each of the nominees has agreed, if elected, to serve as a member of the Board.  Mr. Hanes will reach the Board retirement age of 72 late in 2009.  Therefore, he will retire at the 2010 Annual Meeting of Shareholders.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the three nominees listed below as directors, unless authority to so vote is withheld. Although Millennium’s Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of MBVA common stock represented by proxies will be voted for the election of a substitute nominee by the persons named as attorneys-in-fact in the accompanying proxy, or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of MBVA common stock do not have cumulative voting rights in the election of directors.

The names of the nominees for election and the other continuing members of Millennium’s Board of Directors, their principal occupations for at least the past five years, and certain other information with respect to such persons are set forth below.

NOMINEES FOR CLASS C DIRECTORS

FOR THREE-YEAR TERMS EXPIRING IN 2011

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and City and State of Residence	Director of MBVA Since

GRAYSON P. HANES (70)
Partner, Reed Smith LLP, an international law firm headquartered in Pittsburgh, Pennsylvania, with 1,500 attorneys. Mr. Hanes’s office is located in Falls Church, Virginia, since 1999. Director of Millennium Bank, N.A. Member of Executive Committee. Fairfax, Virginia.

2005

RICHARD I. LINHART (64)
President and Chief Executive Officer and Director of Millennium since July 18, 2007; Chairman of the Board of Millennium since February 28, 2008. Co-Founder and Senior Executive Vice President and Chief Operating Officer, Secretary, and Member of the Board of Directors of James Monroe Bancorp, Inc. and James Monroe Bank from 1997 until its purchase by Mercantile Bankshares Corporation in 2006. President and Chief Executive Officer and Director of Millennium Bank, N.A. since July 18, 2007; Chairman of the Board since February 28, 2008. Member of the Executive Committee. Williamsburg, Virginia.

2007

BARBARA WORTLEY (58)
Assistant to the Chairman of Liberty Research, Inc., a medical research company in Waverly, New York, since 1993. Owner and Managing Member of Liberty Industries, L.C., a Florida limited corporation and manufacturer of broadcast and cellular towers located in Newburgh, Indiana, since 2006. Owner and Chairman of the Board, Liberty Polyglas, manufacturer of fiberglass reinforced copolymers, located in West Mifflin, Pennsylvania, since 2002. Director of Millennium Bank, N.A. Chairman of Nominating and Governance Committee and Member of Executive Committee and Compensation Committee. Boca Raton, Florida.

2007

MILLENNIUM’S BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH OF THE THREE NOMINEES NAMED ABOVE.

CLASS A DIRECTORS WITH TERMS EXPIRING IN 2009

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and City and State of Residence	Director of MBVA Since

WILLIAM P. HAGGERTY, CPA, CVA (62)
Principal and Owner, Haggerty & Associates, a certified public accounting and consulting firm in Bethesda, Maryland, since 1990. Haggerty & Associates is a financial consulting firm specializing in the areas of mergers and acquisitions, business valuations, financial analysis, forecasting and budgeting, and business exit planning. Director of Millennium Bank, N.A. Chairman of Nominating and Governance Committee and Member of Audit Committee. Bethesda, Maryland.

2004

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and City and State of Residence	Director of MBVA Since

DAVID M.W. HARVEY (51)
Founder and Managing Member, Hot Creek Capital, L.L.C., an investment company located in Reno, Nevada, since 1993. Portfolio Manager of various investment partnerships specializing in equity investments in small capitalization community banks, thrifts, and their holding companies, including Hot Creek Investors, L.P. Director of Millennium Bank, N.A. Member of Executive Committee. Reno, Nevada.

2006

JOSEPH W. PAULINI (53)
President and Managing Member, Express Greeting Cards, L.L.C., an international manufacturing and importing business located in Vienna, Virginia, since 2003. Director, Fidelity & Trust Financial Corporation and Director, Fidelity & Trust Bank, Bethesda, Maryland, from 2003 to 2005. Director of Millennium Bank, N.A., 1999 to 2003 and reelected a director in 2008. Chairman, Audit Committee, and Member of the Nominating and Governance Committee and Compensation Committee. Vienna, Virginia.

2006

CLASS B DIRECTORS WITH TERMS EXPIRING IN 2010

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and City and State of Residence	Director of MBVA Since

ROBERT T. SMOOT (57)
Director, Architect/Engineer Evaluation and Program Support, U.S. Department of Veterans Affairs in Washington, D.C., since 1981. Managing Member, C-Squared Management & Development, L.L.C., Great Falls, Virginia, since 1996. Chairman of the Board of Millennium, 2006 to 2008. Director of Millennium Bank, N.A. Member of Executive Committee, Audit Committee, Nominating and Governance Committee and Compensation Committee. Great Falls, Virginia.

1998

JAMES W. WOLFE, J.D. (52)
Founding Partner and Chief Executive Officer, J Street Consulting, LLC, specializing in new venture creation and international development, Washington, D.C., since 2001. Assistant Professor, School of Management and current Entrepreneur in Residence of George Mason University, Fairfax City, Virginia, since 2006. Adjunct Professor, Robert H. Smith School of Business, University of Maryland in College Park, Maryland, from 1997 to 2005. Director of Millennium Bank, N.A. Member of Audit Committee and Compensation Committee. Reston, Virginia.

2007

Executive Officers Who Are Not Directors

Dale G. Phelps, 52, Executive Vice President, Treasurer and Chief Financial Officer of Millennium and Executive Vice President and Chief Financial Officer of Millennium Bank since 2005. He also concurrently served as the Interim President and Chief Executive Officer of Millennium and Millennium Bank from April 1 through July 17, 2007.  Mr. Phelps previously served as Chief Financial Officer of Community Bank of Northern Virginia in Sterling, Virginia, from 2002 until its purchase by Mercantile Bankshares Corporation in 2005.  Mr. Phelps also served as Chief Financial Officer of Century National Bank in Washington, D.C., from 2000 until its purchase by United Bankshares in 2001.

John F. Novak, 61, Executive Vice President and Chief Operating Officer since July of 2007.  Executive Vice President and Retail and Business Banking Manager of Millennium Bank from 2005 to 2007; he also served concurrently as the Interim Chief Operating Officer of Millennium and Millennium Bank from April 1 through   July 17, 2007, after which he became Chief Operating Officer full time. From 2003 to 2005, he was Vice President in Sales and Marketing for Susquehanna Bank in Towson, Maryland.  He previously had been Executive Vice President in the Product Sales and Marketing Group for Provident Bank of Maryland for ten years.

Agreement with Hot Creek

On August 4, 2006, we entered into an agreement with Hot Creek Capital, L.L.C., a Nevada limited liability company, Hot Creek Investors L.P., a Nevada limited partnership, David M. W. Harvey, Joseph W. Paulini and Charles Dean. (In the discussion below, we refer to these persons and entities collectively as the “Hot Creek group” and individually as a “group member”).  The Hot Creek group currently owns, in the aggregate, 569,374 shares of our common stock, representing approximately 6.4% of Millennium’s outstanding shares of common stock.  The agreement expired on May 24, 2007, the date of the 2007 Annual Meeting of Shareholders, other than with respect to certain provisions, the nature of which required that they be carried out after that date.  Set forth below is a description of the surviving provisions of the agreement and of the election of directors pursuant to the agreement.

•                  Mr. Harvey and Mr. Paulini were elected to the Board at the 2006 Annual Meeting.

•                  Mr. Wolfe was elected at the 2007 Annual Meeting. If either Mr. Harvey or Mr. Paulini, or any other individual serving as a director pursuant to the agreement, resigns, dies or becomes disabled during their initial three year term and, as a result, no longer serves on the Board, the Board will only consider individuals to fill the resulting vacancy that have been proposed by Hot Creek Capital and the Board will not unreasonably withhold its approval of any individual proposed by Hot Creek Capital to fill such vacancy.  Hot Creek Capital was entitled to propose a director to fill the seat of a second director proposed by Hot Creek who was elected and resigned in 2007 after being elected, but has not done so.

•                  Mr. Harvey was appointed to the Executive Committee of the Board and Mr. Paulini was appointed to the Nominating and Governance Committee of the Board.

•                  Without the consent of a majority of the directors then serving on the Board who are serving as a director pursuant to the agreement, the Board will not increase the size of the Board to more than ten members, or delay any Annual Meeting of Shareholders, until after the adjournment of the 2010 Annual Meeting of Shareholders.

CORPORATE GOVERNANCE

The Board of Directors periodically reviews our corporate governance policies, practices and procedures to ensure that we meet or exceed the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (the “SEC”), and the listing standards, including corporate governance rules, of The NASDAQ Stock Market, Inc. (“NASDAQ”). In this regard, our ultimate purpose is to create a strong, sound, and profitable financial services company with long-term growth and value for our shareholders.

Director Independence

The Nominating and Governance Committee evaluates each incumbent director annually and any new director nominee as needed based on applicable corporate governance laws, regulations, and rules. The Committee broadly considers all other relevant facts and circumstances that may bear on the materiality of each director’s relationship with Millennium, including the potential for conflicts of interest, when determining director independence. The Committee makes a recommendation to the full Board as to the independence of directors and director nominees.

Our Board of Directors has determined that the following four directors have no disqualifying material relationships with us or our subsidiaries and are, therefore, independent: Messrs. Haggerty, Harvey, Paulini, Smoot and Wolfe and Ms. Wortley. The Board of Directors considered the following relationships with certain of its directors to determine whether such director was independent under its Corporate Governance Guidelines:

•      Mr. Harvey is a portfolio manager of various investment partnerships that specialize in equity investments in small capitalization community banks, thrifts, and their holding companies, which includes Millennium;

•      Messrs. Paulini and Smoot are unit holders in limited liability companies that own our main office and our Herndon office and lease them to us;

•      Mr. Smoot owns a limited liability company that provides property management services to the limited liability companies that own our main office and our Herndon office; and

•      Mr. Wolfe’s company, J Street Consulting, LLC, has been engaged to provide consulting services regarding the development of Millennium’s new strategic plan.

The Board of Directors has determined that Mr. Wolfe is independent under the general independence standards contained in the listing standards of NASDAQ but is not independent under the heightened independence standards for service on the Audit Committee, as a result of the consulting contract in effect with his company. In November 2007, management sought the assistance of his company, J Street Consulting, LLC, to develop a new strategic plan for Millennium. As a result, Mr. Wolfe resigned from the Audit Committee subsequent to execution of the Letter Agreement between J Street Consulting, LLC and Millennium Bank on November 30, 2007.

Currently, two directors have been designated nonindependent by the Board, as follows:

•      Mr. Hanes, who has a son that is a former officer of one of our subsidiaries, is currently not independent, as determined by the Board of Directors.

•      Mr. Linhart, as an executive officer of Millennium, is not independent.

Additional information on material related-person transactions with our executive officers and directors is provided in “Certain Relationships and Related Transactions” below.

The NASDAQ standards referenced above, as well as other corporate governance initiatives adopted by us, are set forth in the Corporate Governance Guidelines and are available to any shareholder upon request from the Corporate Secretary or on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Attendance and Committees of the Board

The Board of Directors has established the following committees: Executive Committee, Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each member of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has been determined by the Board to be independent in accordance with the requirements of NASDAQ and the SEC (including the requirements for Audit Committee members) and our Corporate Governance Guidelines.

Annually, the Audit Committee, Compensation Committee, and Nominating and Governance Committee each conducts a review and evaluation of the performance of such committee and reviews and reassesses the adequacy of its charter in light of any changes to applicable rules and regulations. A copy of each of the Audit Committee Charter, the Nominating and Corporate Governance Committee Charter, and the Compensation Committee Charter, as amended and readopted early in 2008, is available on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Directors are expected to attend all meetings of the Board of Directors, assigned committee meetings, and the Annual Meeting of Shareholders. All of our current directors attended more than 75% of the Board meetings and assigned committee meetings held in 2007. The Board held 13 meetings during 2007, and the number of meetings held by the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Executive Committee are set forth in the following table. All directors serving on the Board in May 2007 attended the Annual Meeting of Shareholders.

A summary of the responsibilities and authority of each of the committees follows.

Name of Committee and Members (as of the date of this Proxy Statement)	Functions of Committee	Number of Meetings in 2007

Executive:	May exercise the authority of the full Board between meetings of the Board, except that it may not:	4
Richard I. Linhart, Chairman Grayson P. Hanes David M. W. Harvey Robert T. Smoot Barbara Wortley

•   Amend the Articles of Incorporation.

•   Adopt, amend, or repeal the Bylaws.

•   Approve or propose to shareholders any action that must lawfully be approved by shareholders.

•   Fill vacancies on the Board or any committee.

•   Approve our dissolution or merger or the sale of all or substantially all of our assets.

Audit: Joseph W. Paulini, Chairman William P. Haggerty Robert T. Smoot

•   Appoints, compensates, retains, and directly oversees the work of our  independent audit firm.

•   Monitors the independence and qualifications of the independent auditor.

•   Monitors the integrity of our financial statements and approves the inclusion of the financial statements in our annual and quarterly filings with the SEC.

•   Approves the quarterly earnings press release and accompanying financial highlights prior to issuance.

•   Reviews CEO and CFO disclosures on our internal controls system for our SEC 10-K and 10-Q filings.

•   Maintains a “whistleblower” policy and monitors the resolution of complaints received from employees.

•   Performs other related duties as defined in the written charter approved by the Board.

		9

Name of Committee and Members (as of the date of this Proxy Statement)	Functions of Committee	Number of Meetings in 2007

Compensation: Barbara Wortley, Chairman Joseph W. Paulini Robert T. Smoot James W. Wolfe	• Recommends compensation for the NEOs. • Recommends compensation for directors. • Oversees and monitors executive and employee compensation and benefit plans, including the Incentive Stock Option Plan and the 401(k) Plan and Trust. • Reviews employment agreements and perquisites periodically. • Reviews proposed new incentive stock option plans and other equity compensation arrangements.	5

Nominating and Governance: William P. Haggerty, Chairman Joseph W. Paulini Robert T. Smoot Barbara Wortley

•   Makes recommendations to the Board regarding the size and composition of the Board, reviews qualifications of director candidates, and recommends nominees to the Board.

•   Monitors our corporate governance practices, including the maintenance of the Corporate Governance Guidelines.

•   Annually reviews the qualifications and independence of incumbent directors and recommends changes in independence status for Board approval.

•   Recommends the structure and membership of Board committees.

•   Monitors compliance with our Codes of Conduct for Directors and Employees and considers waivers to the Codes. Recommends changes to the codes, as appropriate.

•   Leads the Board in its annual review of Board performance.

		4

Executive Sessions

Under our Corporate Governance Guidelines, and in accordance with the NASDAQ standards, independent directors are required to regularly meet in executive sessions, with only independent directors present. Our Corporate Governance Guidelines provide for two executive sessions annually, at regular meetings of the Board of Directors, and additional executive sessions at such other times as the independent directors deem necessary or advisable. Under the Corporate Governance Guidelines, the director who presides over executive sessions may be the Chairman of the Board, if an independent director, or the Chairman of one of the following Board committees may preside over the executive sessions of the Board in this order: Nominating and Governance Committee, Audit Committee, and Compensation Committee. Our independent directors met in executive session two times during 2007.

Audit Committee Report

In the performance of its oversight function, the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit

Committee also has received confirmations from management and considers on an ongoing basis whether the provision of any nonaudit services by the independent registered public accounting firm to Millennium is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, the Board of Directors’ review of the representations of management, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2007.

The directors who constitute the Audit Committee as of the date of this proxy statement are:

Joseph W. Paulini, Chairman

William P. Haggerty

Robert T. Smoot

Codes of Conduct

In 2007, the Board of Directors adopted a separate new Code of Conduct for Directors. Subsequently, in 2008 a new Code of Conduct for Employees was approved by the Board, which included a section devoted to the current corporate governance requirements for the Chief Executive Officer, Chief Financial Officer, and other senior financial officers of Millennium.

We maintain the Codes of Conduct for our directors and employees, as adopted by the Board of Directors, to ensure that each director and employee of Millennium and our subsidiaries understands the basic principles that govern their conduct in the workplace. We promote the highest standards of ethical conduct by our directors and employees at all times. In 2007, no waivers to the codes of conduct in effect were granted.

Shareholders may obtain a copy of the codes of conduct by contacting the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190 or by viewing the Millennium documents on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Shareholder Communications with the Board

Any shareholder who wishes to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to:  Board of Directors (Attention: Name of Director(s), if appropriate), Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. Any proper communication received will be screened by the Corporate Secretary as agent for the Board for any materials that are solicitations, advertisements or other materials that do not relate to Millennium, any director, or any shareholder. A copy of the communication will be promptly forwarded to each member of the Board or, if appropriate, to the member(s) of the Board named in the communication. The original shareholder communication will be maintained on file in the Corporate Secretary’s office and made readily available to any director who may wish to review it.

Director Nominations

The Board of Directors has adopted a Director Nomination Policy, which sets forth the procedure for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, the information required on each director nominee, and the evaluation process adopted by the Board. Any shareholder desiring to submit a director nominee for consideration by the Nominating and Governance Committee for the 2009 Annual Meeting must do so in accordance with Millennium’s bylaws and policies. Director nominations should be submitted in writing to the Corporate Secretary, acting as agent for the Nominating and Governance Committee, at Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. A copy of Millennium’s Director Nomination Policy is available to any shareholder and may be obtained from the Corporate Secretary or on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the Nominating and Governance Committee, in accordance with the Corporate Governance Guidelines, reviews the background and qualifications of the nominee. In selecting the slate of nominees to be recommended by the Committee to the Board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the Committee also considers such factors as the occupational, geographic, and age diversity of director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; community involvement of each nominee; and the independence status of each nominee in accordance with the Corporate Governance Guidelines, NASDAQ standards and rules, and other applicable laws and regulations.

The Nominating and Governance Committee reports its recommendations concerning each director nominee to the Board. The Board then considers the Committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next Annual Meeting of Shareholders. The Board may, as a part of its consideration, request the Committee to provide it with such information pertaining to a director nominee as the Board deems appropriate to fully evaluate the qualifications of the nominee.

There were no director nominations received from stockholders or any other source for the 2008 Annual Meeting of Shareholders. The Director Nomination Policy is reviewed annually by the Nominating and Governance Committee, and updates are recommended to the Board of Directors for approval. The Board readopted the Director Nomination Policy, as revised, on November 15, 2007.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectibility or other unfavorable features, no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Stock Ownership of Directors

Under our Bylaws, we expect our directors to own at least 1,000 shares of Millennium common stock, and such shares must be unpledged and unencumbered throughout the full term of their service. Our Corporate Governance Guidelines further define share ownership. A director may take up to two years from the date of election or appointment to acquire the shares. In addition, directors may own a combination of common stock and fully vested stock options to satisfy this requirement. All directors currently own at least 1,000 shares of Millennium stock or a combination of stock and stock options, except Mr. Wolfe, who has until May 2009 to acquire stock. He presently owns well in excess of 1,000 fully exercisable stock options.

Policy on Accounting and Legal Complaints

The Board of Directors has adopted a Policy and Procedures for Accounting and Legal Complaints that governs the reporting of employee complaints regarding accounting, internal accounting controls, or auditing matters. Any complaints regarding such matters are reported to Millennium’s Chairman of the Audit Committee and to the Corporate Secretary. The Corporate Secretary investigates or causes to be investigated all matters reported pursuant to this policy and maintains a record of such complaints that includes the tracking of their receipt, investigation, and resolution. The Corporate Secretary periodically prepares a summary report of such complaints for the Audit Committee, which oversees the resolution of all reported complaints covered by this policy. Complaints may be submitted in writing, by telephone, or anonymously through an independent, outside company whose business is to receive this type of information in a secure, confidential manner. An email address is provided to use this service. This policy is part of Millennium’s Employee Policy Handbook and is available from the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190, or on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Director Compensation

Director compensation for 2007 was comprised of an annual retainer, which is paid quarterly, and a grant of nonqualified stock options, as described below, for service on the Board. Directors who also serve on a subsidiary company board are compensated separately for that service.

Early in 2007, the Compensation Committee met and reviewed the annual peer group of bank holding companies that it utilizes for a comparison of compensation practices. The peer group has assets ranging from approximately $200 million to $750 million. One bank in the peer group reviewed in 2007 was in the process of being acquired, so it was removed from the peer group, and the Committee then approved the following peer group for 2007:  Alliance Bankshares Corporation, BOE Financial Services of Virginia, Inc., C & F Financial Corporation, Cardinal Bankshares Corporation, Central Virginia Bankshares, Inc., Commonwealth Bankshares, Inc., Fauquier Bankshares, Inc., Middleburg Financial Corporation, and Patriot National Bancorp, Inc.

The Committee reviewed the comparison of the peer group’s director compensation information for the prior year, which included the various types of fees paid by each, as well as equity compensation and other types of long-term director incentive compensation plans. The Committee also considered compensation paid by Millennium in past years, the availability of funds in the budget for the year 2007, and the increasing number and complexity of board and committees meetings being held due, in part, to additional duties assigned to certain committees and the board under the new corporate governance laws and regulations. Given these facts, the Committee recommended a modest increase in the annual retainer and no change in the stock option compensation from the prior year. As recommended by the Compensation Committee, the Board approved director compensation to include an annual retainer of $2,000, payable in quarterly installments, and a grant of nonqualified stock options to acquire 1,000 shares of common stock for each director for service in 2007.

In addition to compensation paid to holding company directors for 2007, Directors Haggerty, Hanes, and Smoot also served as directors of Millennium Bank and were entitled to receive director compensation from the Bank. At a meeting of the Board of Directors of the Bank, the Board approved 2007 director compensation to include an annual retainer of $2,000 and a grant 1,000 nonqualified stock options to Bank directors, which was the same director compensation as that paid by the holding company. Millennium does not maintain any nonequity incentive or bonus plans, deferred compensation plans, pension or retirement plans, or director legacy or charitable awards programs for the benefit of directors of Millennium or Millennium Bank.

All of the stock options granted to directors described above were immediately exercisable upon issuance and expire ten years after the date of grant.

The following table shows the compensation earned by each of the directors, other than NEOs, during 2007:

2007 Director Compensation Table

	Fees Earned or	Option	All Other		Total
Name of Director*	Paid in Cash	Awards(1)(2)	Compensation		Compensation
	($)	($)	($)		($)
William P. Haggerty	4,000	6,714		(3)	10,714

Grayson P. Hanes	4,000	6,714		(3)	10,714

David M. W. Harvey	2,000	3,584		(3)	5,584

Randall F. Kinoshita(5)	203	1,961			2,164

Stewart R. Little(8)	0	0		(3)	0

David B. Morey(6)	4,000	6,714	82,400		93,114

	Fees Earned or	Option	All Other		Total
Name of Director*	Paid in Cash	Awards(1)(2)	Compensation		Compensation
	($)	($)	($)		($)
Arthur J. Novick(7)	1,000	4,545		(3)	5,545

Joseph W. Paulini	2,000	3,584		(3)	5,584

Robert T. Smoot	4,000	6,714		(3)	10,714

Douglas K. Turner(9)	1,790	1,416			3,206

James W. Wolfe(5)	1,211	1,961		(3)	3,172

Barbara Wortley(4)	2,000	3,018		(3)	5,018

*	As President and Chief Executive Officer, Richard I. Linhart did not receive director compensation in 2007.
(1)

Represents the amount of expense recognized in 2007 with respect to option awards for financial reporting purposes. Stock options to acquire 1,000 shares of common stock were awarded to all non-NEO directors in 2007 with the exception of Ms. Wortley and Mr. Wolfe, who each received a pro-rated grant of 842 and 608 options, respectively. These options have an exercise price of $10.39 per share, the fair market value (“FMV”) of such shares at the close of business on NASDAQ on March 22, 2007, which was the date that the grants were approved by the Board and issued to directors.

The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes-based stock option valuation model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. Expected volatilities are based on historical volatility of our stock and other factors. We use historical data to estimate option exercises within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant. The weighted average assumptions for options granted during the year for directors and the resulting estimated fair values per share used in our option pricing model are as follows:

	Risk-Free Interest Rate	Expected Dividend Yield	Expected Life of Option	Expected Volatility	Estimated Value Per Share

All directors	4.58%	.80%	10 years	16.78%	$3.38

(2)

The total number of shares of common stock that each director had the right to acquire from the Company upon the exercise of stock options as of December 31, 2007, was as follows: Mr. Haggerty, 6,115; Mr. Hanes, 5,600; Mr. Harvey, -1,260; Mr. Kinoshita, 608; Mr. Little, 3,805; Mr. Morey, 9, 955; Dr. Novick, 7,020; Mr. Paulini, 3,830; Mr. Smoot, 7,915; Mr. Turner, 8,221; Mr. Wolfe, 608; and Ms. Wortley, 842.

(3)	The aggregate value of perquisites and other personal benefits was less than $10,000 for 2007. No director received any consulting fees in fiscal 2007.
(4)	Ms. Wortley became a director on February 28, 2007.
(5)	Mr. Kinoshita resigned from the Board on July 5, 2007.
(6)

Generally, employees of Millennium who are directors do not receive director fees; however, an exception was made for Mr. Morey. In 2007, Mr. Morey received $2,000 in director fees and 1,000 stock options as a Millennium director and similar amounts of fees and options as a Millennium Bank director. He was a salaried employee of Millennium Bank in 2007, for which he received compensation in the amount shown under All Other Compensation.

(7)	Dr. Novick did not stand for reelection on May 24, 2007.

(8)	Mr. Little resigned from the Millennium Board on February 19, 2007. He did not receive director compensation, as the Board had not yet approved director compensation for the year 2007.
(9)

Mr. Turner resigned from the Board of Millennium and Millennium Bank on April 16, 2007. He received a director fee for service to Millennium for the first half of 2007 of $1,000, which was paid to all directors on April 2. Mr. Turner’s grant of 395 stock options was issued on March 22, 2007, for service through May 24, 2007, since he did not stand for reelection to the board at the 2007 Annual Meeting. With regard to Millennium Bank director compensation for 2007, Mr. Turner received fees of $790 and a grant of 291 stock options on April 26, 2007, with both amounts pro-rated for actual days served in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

The Compensation Committee is responsible for the oversight and annual review of Millennium’s executive compensation program and for recommending the annual salary and bonus compensation for the chief executive officer, the chief financial officer, and the chief operating officer, who are our NEOs, and the annual award of long-term incentive compensation for the NEOs for approval by the Board of Directors of Millennium. Following this discussion, you will find tables containing detailed information concerning compensation earned or paid for 2007 to our NEOs.

Carroll C. Markley, our former chief executive officer, retired on March 31, 2007, and Anita L. Shull, our former chief operating officer, resigned on March 31, 2007. Dale G. Phelps, our chief financial officer, was appointed by the Board of Directors as interim President and Chief Executive Officer of Millennium and Millennium Bank, and John F. Novak was appointed interim Executive Vice President and Chief Operating Officer of Millennium and Millennium Bank for the period from April 1 through July 17, 2007. On July 18, 2007, Mr. Linhart joined Millennium and became President and Chief Executive Officer, as well as President and Chief Executive Officer of Millennium Bank. In February 2008, Mr. Linhart was appointed Chairman of the Board of Millennium and Millennium Bank. This discussion focuses on the compensation decision for 2007 compensation for our current NEOs.

Executive Officers Compensation Program

The Compensation Committee reviews on an annual basis the appropriateness and effectiveness of Millennium’s compensation philosophy and guiding principles, which consist of the following:

1.     Compensation and reward systems should be a management tool to achieve business results.

2.     Annual compensation adjustments should be aligned with relative internal performance targets and contributions to the overall achievement of Millennium’s financial and business objectives.

3.     The overall executive officers compensation program is reviewed annually and adjusted as appropriate and administered in a fair and reasonable manner.

4.     By basing the compensation program on the financial performance of Millennium and appropriately linking executive performance to the annual financial and operational results, Millennium is enhancing the long-term financial interests of shareholders.

Components of Executive Officers’ Compensation

The components of compensation for each NEO of Millennium are specified in the employment agreement of each executive officer. We disclose the terms of these employment agreements in the “Employment Agreements” section below. The Compensation Committee believes that securing the continued service of key executives is essential to the successful future of the organization. Employment agreements assist us by providing security to key executives, which encourages their retention.

The Board of Directors may increase the salary of an executive officer. Compensation is structured to emphasize variable pay based on performance, with base salary set comparable to market median, and cash incentive opportunities generally set comparable to market median, so that total cash compensation opportunities may be compared to a peer group of publicly traded financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose. The Compensation Committee approved the following peer group of financial services companies for 2007:  Alliance Bankshares Corporation, BOE Financial Services of Virginia, Inc., C & F Financial Corporation, Cardinal Bankshares Corporation, Central Virginia Bankshares, Inc., Commonwealth Bankshares, Inc., Fauquier Bankshares, Inc., Middleburg Financial Corporation, and Patriot National Bancorp, Inc.

Millennium has established incentive compensation programs for executive officers that consist of an annual cash incentive (bonus), stock-based long-term incentive awards, and standard employee benefits. The annual cash incentive and long-term incentive programs emphasize variable compensation for executive officers that is tied to the financial results of Millennium. The Compensation Committee considers cash incentive payments and long-term incentive awards to executive management and makes recommendations for approval by the Board of Directors.

Annual Base Salary

Our base salary philosophy is to provide reasonable current income to our NEOs in amounts that will attract and retain individuals with a broad, proven track records of performance. In making annual compensation determinations, the Compensation Committee evaluates the performance of the executive officers based on Millennium’s financial performance, achievements in implementing our long-term strategy, and the personal observations of the executive officers’ performance by the members of the Compensation Committee. The committee generally does not weigh any particular aspects of the performance of the executive officers over other factors.

Each of our NEOs has an executive employment agreement. Under the terms of Mr. Linhart’s executive employment agreement, his annual base salary is $250,000. For 2007, Mr. Linhart’s salary was pro-rated for the period from July 18 through yearend and amounted to a total of $113,781 paid to him for 2007.

Under their executive employment agreements, Mr. Phelps and Mr. Novak were each eligible for an increase in salary. For 2007, Mr. Phelps received a salary increase of 11.1% that brought his annual base salary up to $150,000, and Mr. Novak received an increase of 6.6% that brought his annual base salary up to $139,187. They also received additional compensation for duties performed during the transitional period from April 1 through    July 17, 2007, after which Mr. Linhart joined the organization. For the additional duties Mr. Phelps performed as interim President and Chief Executive Officer of Millennium and Millennium Bank, he received an additional amount totaling $65,095; and, similarly, Mr. Novak received an additional $23,671 for performing the added duties related to his position of interim Executive Vice President and Chief Operating Officer of Millennium and Millennium Bank.

Annual Cash Bonus Compensation

Our NEOs each have an executive employment agreement that provides for each individual’s eligibility to receive a bonus based upon a specified percentage of the executive’s salary. No specific performance goals or criteria were set in advance for 2007. Bonuses, however, were awarded at the discretion of the Board of Directors. In making its recommendation to the Board, the Compensation Committee generally does not give any weight to any particular aspect of an individual’s performance.

In 2007, Mr. Linhart was entitled under his executive employment agreement to receive a bonus of not less than $25,000 for the partial year ending December 31, 2007; however, Mr. Linhart chose not to receive his bonus due to the poor financial condition of Millennium and Millennium Bank at yearend 2007.

In March 2007, Mr. Phelps was awarded a bonus of $15,000 for his performance in 2006. In addition, both Mr. Phelps and Mr. Novak each received a one-time, yearend employee appreciation award of $5,000.

Long-Term Equity Incentive Plan

The Board of Directors may provide equity incentives to executive officers through long-term awards. Long-term equity incentives historically have been made available to executive officers in the form of stock options. These awards provide executive officers with an opportunity to accumulate our common stock and associated compensation related to that ownership. The Board of Directors believes that stock options are inherently performance-based and effectively align the interests of the recipients with those of the shareholders because stock options only have value if Millennium’s stock price increases relative to its stock price on the date of the award.

Millennium has two incentive stock plans, one for employees and one for our directors. The Millennium Bankshares Corporation 1999 Incentive Stock Option Plan (the “Plan”) for employees is limited to the award of stock options only. The Plan does not base vesting of options on company performance factors. Stock options for employees are generally awarded in the first half of the year. Management prepares the list of employees to receive awards and presents it to the Compensation Committee. The Compensation Committee seeks Board approval of the amount of shares to be granted and the recipients to receive such grants. On the date that the Board of Directors approves the shares to be granted, the grants are valued at the closing price of the Corporation’s stock and the grant agreements are issued. Millennium’s 2007 stock option awards vest 20% per year on each of the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price for each stock option grant in 2007, including each award to the NEOs, was the market closing price on the date of grant. In the long run, vesting over a five-year period effectively reduces the front-end cost of Millennium’s stock options relative to the cost that would be recognized for options with a shorter vesting period.

The Director Stock Option Plan is also limited to the award of stock options for services rendered as a director of Millennium and Millennium Bank. Like the employee plan, this plan does not base vesting of options on the company attaining certain performance goals as of the end of a prior year. Directors are awarded nonqualified stock options that vest immediately upon issuance, and the term of the grant is ten years. Management directors do not receive grants under the Director Stock Option Plan.

Under Mr. Linhart’s executive employment agreement, he received an option to purchase 90,000 shares of MBVA common stock effective July 18, 2007. The options vest 20% per year beginning on the first anniversary of his grant. The strike price of $10.23 per share is based on the closing price of Millennium’s common stock on the date the grant was approved by the Board of Directors, and the term of grant is ten years. In 2008, the Board took action to reward Mr. Linhart for his exceptional performance since joining Millennium by granting him 90,000 stock options on February 28. The options vest over a five-year period beginning on February 28, 2009, and the term of the grant is ten years. The option price of $5.10 per share is based on the closing price of MBVA common stock on the date the grant was approved by the Board of Directors.

The employment agreements of Messrs. Phelps and Novak state that they shall be eligible for stock options as may be awarded by the Board in its sole discretion. There are no performance-based conditions or other material conditions applicable to the awards. For performance in 2007 and to motivate each of them to continue their fine performance in the year ahead, each one was awarded 20,000 stock options on February 28, 2008. The options vest over a five-year period beginning on February 28, 2009, and the grants have a term of ten years. The option price of $5.10 per share is based on the closing price of Millennium’s common stock on the date the grants were approved by the Board of Directors.

Timing of Long-Term Incentive Awards

Our practice with respect to the timing of long-term incentive awards is to grant stock-based awards to executive officers once each year, except in connection with grants to newly hired employees, which are made at the time of employment.

We are aware that the release of various information, including information related to our financial results, may have an impact on the market price of our common stock and, therefore, on the value of the stock-based award, depending on whether the information is favorable or unfavorable. Accordingly, we believe that a consistent application of our stock awarding practices from year to year is vital. The stock awarded by the Board of Directors is designed to provide incentives for the creation of long-term shareholder value and to contain delayed vesting provisions that prevent recipients of stock awards from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of stock awards based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after, or surrounding the grant date. Stock awards are granted at the closing price of our common stock on the date of grant.

Inter-Relationship of Elements of Total Compensation

The various elements of the compensation package are not interrelated. For example, if it does not appear as though the target bonus will be achieved, the number of options that will be granted may not be affected. There is no significant interplay of the various elements of total compensation between each other. If options that are granted in one year become underwater, the amount of the bonus or base compensation to be paid the executive officer for the next year is not impacted. Similarly, if options become extremely valuable, the amount of base compensation or bonus to be awarded for the next year is not affected. While the Board has discretion to make exceptions to any base compensation or bonus payouts under existing plans, it has not approved any exceptions to the plans with regard to any executive officers.

Other Benefits

Perquisites Practices. We provide perquisites and similar benefits to certain of our NEOs due to their roles as representatives of the company in the community. Perquisites in 2007 for Mr. Linhart included the use of a company automobile and for Mr. Phelps, included the Millennium match he received in the 401(k) Plan. These perquisites amounted to less than $10,000 for each individual. Perquisites, which are not material to our named executives’ overall compensation, are noted in the Summary Compensation Table.

We have no policy with regard to the adjustment or recovery of awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Other Employee Benefit Plans. During 2007, Millennium maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of Millennium. These plans are a 401(k) plan, which permits employees to invest up to 50% of their compensation annually, a flexible benefit health plan, in which employees may set aside a lump sum annually to be used as needed for personal health care expenses throughout the year, and a health insurance plan that provides medical and dental coverage for all eligible employees.

Severance Payments

Each of the employment agreements that we have with our NEOs provides for the payment of severance and other benefits to them in connection with certain types of termination of employment. The Compensation Committee believes that the components and the rationale and the methodology of the executive compensation strategy provide each executive with a comprehensive compensation package that is competitive and ultimately rewarding for the executive, Millennium, and its shareholders. Additional information on these amounts is provided in “Payments Upon Termination or Change in Control” below.

Other Potential Post-Employment Payments

In 2007, Millennium’s Board of Directors took steps to employ Carroll C. Markley as an Employee/Consultant for a period of two years following the date of his retirement (March 31, 2007). Under the Consulting Agreement of CCM Consulting Services, Inc., Mr. Markley was an independent contractor working in an advisory capacity to management of Millennium, and his consulting fee was set at $152,000 per year. In conjunction with the Consulting Agreement, the Board approved an Employment Agreement for Mr. Markley to be effective on the same date as the foregoing agreement and the same two-year term until expiration. In addition to setting forth his duties as a consultant and advisor, this Agreement provided for certain employee benefits, a salary of $38,000 per year, eligibility for bonuses based on the attainment of certain business performance objectives, eligibility for stock options, and reimbursement of certain business expenses. For the calendar year 2007, Mr. Markley received consulting fees totaling $114,000 and salary under the Employment Agreement totaling $28,500. He also received perquisites, including the use of a company automobile and payment of Westwood Country Club membership dues. He was entitled to be reimbursed for expenses incurred in the furtherance of Millennium and Millennium Bank business development, including but not limited to cell phone usage. These expenses aggregated $7,230 in 2007. Since no incentive bonuses were paid to executive officers for 2007, Mr. Markley did not receive a bonus payment.

On January 24, 2008, the Boards of Directors of Millennium and Millennium Bank terminated Mr. Markley’s consulting and employment agreements for cause. Millennium and Millennium Bank have no further obligations outstanding to Mr. Markley.

Compensation Committee Report

The Compensation Committee of the Board of Directors reviews and recommends Board approval of the salary and other compensation of Millennium’s executive officers, including the NEOs. The Committee consists entirely of independent directors who are not officers or employees of Millennium.

The Compensation Committee has reviewed and discussed the CD&A with management, and based on the review and discussion, it has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in Millennium’s Annual Report on Form 10-K.

Compensation Committee

Barbara Wortley, Chairman
Joseph W. Paulini
Robert T. Smoot
James W. Wolfe

This report shall not be deemed to be incorporated by reference or by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts

Annual Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2007 by (1) our chief executive officer, (2) our chief financial officer, (3) our chief operating officer, the only executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2007. Also reflected below is the compensation paid to Carroll Markley, our former chief executive officer, in all capacities. Mr. Markley retired as an executive officer in March 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)

Richard I. Linhart	2007	113,781	(2)	—		88,006	7,997	(3)	209,784
Chairman, President and Chief Executive Officer

Dale G. Phelps	2007	211,345	(4)	15,000	(5)	38,911	8,927	(6)	274,183
Executive Vice President and Chief Financial Officer	2006	135,000		—		6,695	—		141,695

John F. Novak	2007	162,859	(7)	—		16,373	5,000	(8)	184,232
Executive Vice President and Chief Operating Officer

Carroll C. Markley	2007	190,000	(9)	—		288	7,230	(10)	197,518
Former President and Chief Executive Officer	2006	190,000		—		40,778	16,737	(11)	247,515

(1)

Represents the amount of expense recognized in 2007 with respect to option awards for financial reporting purposes. The fair market value of each stock option grant was estimated on the date of grant using the Black-Scholes-based stock option valuation model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. Expected volatilities are based on historical volatility of our stock and other factors. We use historical data to estimate option exercises within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant. The assumptions for options granted used in our option pricing model during 2007 and the resulting estimated fair values per share are as follows:

	Risk-Free Interest Rate	Expected Dividend Yield	Expected Life of Option	Expected Volatility	Estimated Value Per Share

Mr. Linhart,	4.62%	80%	10 years	16.78%	$3.56
Mr. Phelps and
Mr. Novak

The assumptions for options granted used in our option pricing model during 2006 and the resulting estimated fair values per share are as follows:

	Risk-Free Interest Rate	Expected Dividend Yield	Expected Life of Option	Expected Volatility	Estimated Value Per Share

Mr. Phelps	4.67%	0.80%	10 years	19.99%	$3.48
Mr. Markley	4.67%	0.80%	10 years	19.99%	$3.29

(2)	Mr. Linhart was employed on July 18, 2007.
(3)	The value of Mr. Linhart’s perquisites was $7,997 in 2007 for a company-leased automobile and certain automobile expenses.

(4)

Mr. Phelps’s annual base salary of $150,000 was augmented in 2007 due to his appointment as interim President and Chief Executive Officer of Millennium and Millennium Bank, N.A., from April 1 through July 17, 2007, inclusive, for which he received additional salary of $65,095.

(5)	Mr. Phelps received an annual bonus of $15,000 for his performance in 2006.
(6)

Represents $3,375 for a 401(k) matching contribution and two cash awards made by the company for 1) participation in the retail PayDay 50 employee incentive program and 2) a special one-time yearend appreciation award paid to all employees in varying amounts in 2007.

(7)

Mr. Novak’s annual salary of $139,187 was augmented in 2007 due to his appointment as interim Executive Vice President and Chief Operating Officer of Millennium and Millennium Bank, N.A., from April 1 through July 17, 2007, inclusive, for which he received additional salary of $23,672. On August 30, 2007, his Executive Employment Agreement was amended to increase his annual base salary to $145,000.

(8)	Represents a cash award made by the company, which was a special one-time yearend award paid to all employees in varying amounts in 2007.
(9)

Salary breaks down as follows: regular salary through retirement on March 31, 2007 of $47,500; salary under Employment Agreement dated April 1, 2007 of $28,500; and fees under CCM Consulting Services, Inc. Agreement dated April 1, 2007 of $114,000.

(10)	The value of Mr. Markley’s perquisites was $7,230 in 2007, which included club membership dues of $4,113, and company automobile expenses of $3,117.
(11)

The value of Mr. Markley’s perquisites was $15,273 in 2006, which included club membership dues of $9,765, company automobile expenses of $4,408, and cell phone expenses of $1,100. In addition, under the terms of Mr. Markley’s employment agreement, Millennium also paid a total of $1,464 for Mr. Markley’s medical and dental insurance payments in 2006.

The following table contains information concerning grants of stock options and stock awards to each of the NEOs during the fiscal year ended December 31, 2007.

2007 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards
			(#)	($/Sh)
Richard I. Linhart	3/30/2007	3/30/2007	90,000	10.23	$320,400
Dale G. Phelps	3/30/2007	3/30/2007	20,000	10.23	71,200
John F. Novak	3/30/2007	3/30/2007	10,000	10.23	35,600

Employment Agreements

As part of its compensation program for 2007, Millennium had entered into employment agreements with the three NEOs, and a summary of the terms of their Agreements, as currently in effect, follows.

Richard I. Linhart. Mr. Linhart’s executive employment agreement became effective as of July 18, 2007. The agreement provides for Mr. Linhart’s service as President and Chief Executive Officer of both Millennium and Millennium Bank and is for a term that expires on December 31, 2009. The agreement will automatically renew for successive one-year periods at the end of the initial term, unless a party to the agreement terminates it as provided in the agreement. The agreement also provides for his appointment to the Boards of Directors of Millennium and Millennium Bank.

The agreement provides for an annual base salary of $250,000, with increases at the discretion of the Board of Millennium. Mr. Linhart is eligible to participate in the Millennium Bank, N.A. Executive Incentive

Compensation Plan, and his target bonus eligibility under that plan is $25,000 for the 2007 year and 50% of his base salary for 2008 and subsequent years, subject to the terms of the plan. The agreement provides for the grant of stock options with respect to 90,000 shares of our common stock, which options will vest in increments of 18,000 on each of the first five anniversaries of the effective date of the agreement. The agreement also provides for the use of an automobile and standard health and related benefits.

Under the terms of the agreement, we can terminate Mr. Linhart’s employment for or without cause, as provided in the agreement. If we terminate his employment without cause, Mr. Linhart will be entitled to receive generally a payment in the amount of base salary for the greater of six months or the remainder of the term of the agreement, a pro-rated amount of the target bonus for the year in which such termination occurs, and COBRA coverage for the longer of six months or the remainder of the term of the agreement. If we terminate his employment due to nonrenewal of the agreement, Mr. Linhart will be entitled to receive generally a payment in the amount of base salary for six months and COBRA coverage for six months. In the event that termination of employment occurs in connection with a change of control, as provided in the agreement, Mr. Linhart will be entitled to receive a payment in the amount of three times his base salary and target bonus at the time of the change in control. Any unvested stock options shall become fully vested as of the date of the change of control.

The agreement also includes covenants relating to nondisclosure of confidential information and non-interference with customers, nonsolicitation and nonhiring of employees and noncompetition for a period of one year following termination of employment under the agreement.

Dale G. Phelps. Mr. Phelps entered into an employment agreement with Millennium and Millennium Bank effective June 6, 2005. His agreement provides for his service as Executive Vice President and Chief Financial Officer for both Millennium Bank and us for an initial three-year term with automatic one-year renewals thereafter. The employment agreement provides for an annual base salary, currently $150,000, with annual increases at the discretion of Millennium’s Board of Directors. Mr. Phelps is eligible to participate in the Millennium Bank, N.A. Executive Incentive Compensation Plan, and his “target bonus” eligibility under the plan is 15% of his annual base salary, subject to the terms of the plan. The agreement provides for the grant of stock options at the discretion of the Millennium Board of Directors. The agreement also provides for employee benefits similar to those provided to other executives of the organization.

During the term of his employment agreement, Mr. Phelps will be entitled to receive, on the same basis as other of our similarly situated officers, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that Millennium Bank or we may from time to time extend to our officers. He may also choose to participate in our 401(k) Plan and Trust.

If Millennium Bank terminates Mr. Phelps’s employment agreement for any reason other than “cause,” Mr. Phelps will receive (a) a lump sum severance payment in the amount of his base salary for the greater of the remainder of the applicable term under the employment agreement or nine months, (b) a lump sum payment of his target bonus for the year in which the termination occurs, and (c) health insurance coverage for the remainder of the term of the employment agreement or 18 months, whichever is less.

If Mr. Phelps is terminated for cause, he would be entitled to receive only that base salary earned on or before his last day of active service and other post-employment benefits required by law or under bank policy. He would not be entitled to receive any portion of his target bonus for the period in which the termination occurs but would receive any accrued bonus for any performance period completed prior to the date of termination.

In the event of termination by death or disability, Mr. Phelps or his heirs, beneficiaries, successors, or assigns, will be entitled only to receive any compensation fully earned prior to the date of death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in his employment agreement or to the extent required by law or to the extent that such benefit plans or policies under which Mr. Phelps is covered provide a benefit to him or his heirs, beneficiaries, successors, or assigns. Mr. Phelps’s employment agreement also imposes post-employment restrictions for a one-year period, including noninterference with customers of Millennium Bank and nonsolicitation and nonhiring of employees of Millennium or Millennium Bank.

In the event of a change of control of Millennium as a result of which Mr. Phelps’s employment is involuntarily terminated within six months prior to or 12 months after the change in control, Mr. Phelps will be entitled to receive, in addition to any other post-employment benefits to which he would be entitled under bank policy, (a) a lump sum severance payment in the amount of his base salary and target bonus for the greater of the remainder of the applicable term of his employment agreement or 24 months, and (b) health insurance coverage for the remainder of the term of his employment agreement or 18 months, whichever is less, provided that he was covered under the bank’s health plan at the time and timely elects continued coverage. The compensation to be paid under this section would offset any compensation owed to Mr. Phelps for the same period under his employment agreement and is not intended to provide double compensation to him for any period of time. In addition, to the extent permitted under the terms of our Stock Option Plan and/or any stock option agreements with Mr. Phelps, any unvested stock options will become fully vested in the event of a change in control.

In addition, if Mr. Phelps or Millennium Bank receives notice from tax counsel or the certified public accounting firm acting on behalf of the bank that the payment Mr. Phelps would be receiving under the employment agreement or otherwise would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, the aggregate payments under Mr. Phelps’s employment agreement would be reduced to the highest amount that may be paid to him without having any portion of any amount payable to him treated as an “excess parachute payment.” The reduction is to extend to the last payment due to Mr. Phelps under the change in control section of his employment agreement, if permitted by applicable law and without adverse tax consequence. In the event that payments are made which are later confirmed to be “excess parachute payments” by a tax advisor, such payments are to be considered a loan by us to Mr. Phelps, and such loan is to be repaid by Mr. Phelps, with interest, upon demand.

John F. Novak. Mr. Novak entered into an employment agreement with Millennium and Millennium Bank effective March 1, 2005. His agreement, as amended in 2007, provides for his service as Executive Vice President and Chief Operating Officer of Millennium and Millennium Bank. The current term of the agreement expires on February 28, 2009. The agreement provides for an annual base salary, currently $145,000, with annual increases at the discretion of Millennium Bank’s Board of Directors. Mr. Novak is eligible to participate in the Millennium Bank, N.A. Executive Incentive Compensation Plan, and his target bonus eligibility under that plan is currently 10% of his annual base salary, subject to the terms of the Plan. The agreement provides for the grant of stock options at the discretion of the Millennium Board of Directors. The agreement also provides for employee benefits similar to those provided to other executives of the organization.

Under the terms of the agreement, we can terminate Mr. Novak’s employment for or without cause, as provided in the agreement. If we terminate his employment without cause, Mr. Novak will be entitled to 30 days’ notice of the termination, and upon signing a valid separation agreement and general release, he will be entitled to receive either a lump sum payment equal to his base salary for the remainder of the term or 9 months, whichever is greater, a lump sum payment equal to his target bonus for the year in which he is terminated, and payment by the Bank for COBRA coverage for the remainder of the term of the agreement or 18 months, whichever is less, provided he is a participant in the Bank’s health plan and elects continued coverage under COBRA.

The Bank may terminate Mr. Novak at any time and without notice if he is terminated for cause. In such case, he would be entitled to receive only the salary earned on or before his last day of active service and other post-employment benefits required by law or under Bank policy. He may not receive a bonus for the period in which termination occurs but would receive any accrued bonus for any performance period completed prior to the date of termination. In the event of termination by death or disability, Mr. Novak is not entitled to any further compensation or benefits, except to the extent required by law or to the extent such benefit plans or policies under which he is covered provide a benefit to him or his heirs, beneficiaries, successors, or assigns.

Mr. Novak’s agreement contains change in control payment provisions identical to those contained in Mr. Phelps’s agreement.

The agreement also includes provisions relating to nondisclosure of confidential information and noninterference with customers, and nonsolicitation and nonhiring of employees for a period of one year following termination of employment under the agreement.

Carroll C. Markley. Mr. Markley’s Employment Agreement with Millennium and Millennium Bank was terminated upon his retirement at the close of business on March 31, 2007, and his new employment and consulting agreements became effective on April 1, 2007, for a two-year period. We entered into a new employment agreement with Mr. Markley and also a consulting agreement with CCM Consulting Services, Inc. (“CCM Consulting”), a Virginia corporation wholly owned by Mr. Markley. The agreements became effective on April 1, 2007. Under the agreements, Mr. Markley was to remain an employee of Millennium and to provide consulting and advisory services to us. In addition, Mr. Markley was to serve as a member of the board of directors of both Millennium and Millennium Bank during the term of the consulting agreement, unless he chooses to resign. Each of the agreements has a term of two years from their effective dates, and the agreement terms were concurrent. Mr. Markley resigned from the Millennium and Millennium Bank Boards of Directors on April 6, 2007. In January 2008, the Boards of Directors terminated his employment and consulting agreements for cause.

Holdings of Stock Options

In the table below, we list information on the holdings of unexercised stock options as of December 31, 2007, for each of the NEOs.

2007 Outstanding Equity Awards at Fiscal Year-End

Option Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Name				Option Exercise Price ($)	Option Expiration Date

Richard I. Linhart	0	90,000	(1)	10.23	3/29/2017

Dale G. Phelps		10,000	(2)	7.18	6/30/2015
	6,000	15,000	(4)	9.31	3/22/2016
		930	(5)	10.23	3/29/2017
		19,070	(6)	10.23	3/29/2017

John F. Novak		5,000	(3)	8.46	3/31/2015
	500	2,500	(4)	9.31	3/22/2016
		10,000	(6)	10.23	3/29/2017

Carroll C. Markley(7)	33,066			5.00	2/9/2010
	25,130			5.00	1/24/2011
	7,936			5.00	1/24/2011
	153,266			5.00	2/7/2011
	12,064			5.00	2/7/2011
	13,812			7.24	11/19/2013
	17,876			7.24	11/19/2013
	18,385			8.46	3/31/2015
	685			7.51	4/20/2015
	12,000			8.81	9/20/2016

(1)          Stock options vest at the rate of 20%/year, with vesting dates of 7/18/08, 7/18/09, 7/18/10, 7/18/11 and 7/18/12.

(2)          Stock options vest at the rate of 50%/year, with vesting dates of 7/1/09 and 7/1/10.

(3)          Stock options vest at the rate of 50%/year, with vesting dates of 4/1/09 and 4/1/10.

(4)          Stock options vest at the rate of 20%/year, with vesting dates of 3/23/07, 3/23/08, 3/23/09, 3/23/10 and 3/23/11.

(5)          Stock options vest at the rate of 50%/year, with vesting dates of 3/30/09 and 3/20/10.

(6)          Stock options vest at the rate of 20%/year, with vesting dates of 3/30/08, 3/30/09, 3/30/10, 3/30/11 and 3/30/12.

(7)          All options were terminated within 30 days after his termination for cause, except for the grant issued on 4/21/05 for 685 stock options, which was issued under the Director Stock Option Plan and was, therefore, vested 100% immediately upon grant. These are exercisable until the expiration of the 10-year term of grant.

Option Exercises in Fiscal Year 2007

No stock options or similar awards were exercised during the year ended December 31, 2007, by any of the NEOs.

Other Compensation

We do not offer any pension benefit plans or deferred compensation plans to our NEOs.

Payments Upon Termination or Change of Control

As discussed above, each of the NEOs had entered into an Executive Employment Agreement as of December 31, 2007 (each, an “Agreement”). The potential payments at that time to these officers in the event of their termination due to several different scenarios are discussed below, assuming that termination occurred as of December 31, 2007.

Change of Control – Termination by Executive for Good Reason. The Agreements of each of the three current NEOs have change in control provisions with certain similarities. With regard to Mr. Linhart, he is entitled to receive certain payments if, during the period from nine months before to 12 months after the closing date of the change of control transaction, he is terminated by his employer or successor employer without cause or his agreement is not renewed  or he resigns from employment within 90 days after (1) receiving a reduction in his base salary or bonus opportunity or (2) required relocation to an office more than 25 miles from the Bank’s headquarters or (3) the successor employer (i) reassigns him to a different title or position, (ii) changes or eliminates any of his positions or titles, (iii) appoints another person to share his positions or titles, or (iv) changes his “manager” to any person or entity other than the board of directors of employer or successor employer.

For Mr. Phelps and Mr. Novak, each is entitled to receive certain payments if, during the period between six months before and 12 months after the closing date of the change of control transaction, he is (1) involuntarily terminated by the Bank or the successor employer or (2) resigns from employment with the Bank or the successor employer following a reduction in his base salary or bonus opportunity, or (3) is required by the Bank or successor employer to relocate his place of employment to a location more than 25 miles from his current place of employment.

If any of these payout events occur, each of the NEOs is entitled to receive, in addition to any other post-employment benefits to which he or she may be entitled under Bank policy, the following compensation and benefits, provided that each one has executed a separation agreement and general release.

Mr. Linhart would receive a lump sum severance payment in the amount of three times his base salary of $250,000, or $750,000. This compensation will offset any compensation owed to him for the period under his agreement and is not intended to provide double severance compensation. Also, his stock options become fully vested as of the date of the Change of Control. If any payments or benefits that he will receive in connection with the change in control should be subject to excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, then he will be entitled to receive an additional “gross-up payment” such that the net amount he receives, after deduction of the excise tax on the payments, and any federal, state or local income and employment taxes and excise tax upon the gross-up payment, shall be equal to the lump sum severance payment due to Mr. Linhart. With regard to post-termination benefits, Mr. Linhart would be eligible to receive COBRA coverage for the remainder of the term of his Agreement or l8 months, whichever is greater, or an amount equal to the premiums he pays for maintenance of a pre-existing health and dental insurance plan covering himself and his spouse.

Mr. Phelps and Mr. Novak would each receive a lump sum severance payment in the amount of base salary and target bonus for the remainder of the term of his Agreement or 24 months, whichever is greater, and payment by the Bank of COBRA coverage for the remainder of the term of the Agreement or 18 months, whichever is less, if each was in the Bank’s health insurance plan at that time. Additionally, the unvested stock options of each individual would become fully vested in the event of a change in control. If either executive is notified that payment by the Bank would be considered an “excess parachute payment,” under section 280G of the Internal Revenue Code of 1986, as amended, the aggregate payments to each of them would be reduced to the highest amount that may be paid without having any portion of such amount treated as an “excess parachute payment.”

Mr. Phelps would be entitled to receive a severance payout of 24 months of his base salary, or $300,000, and accrued bonus for fiscal 2007 of 15% of his base salary of $150,000, or $22,500. Mr. Novak would be entitled to receive a severance payout of 24 months of his base salary, or $290,000, and accrued bonus for 2007 of 10% of his base salary of $145,000, or $14,500. All stock options become fully exercisable on the date of the Change of Control, and Messrs. Phelps and Novak have a period of 30 days following each individual’s date of termination to exercise the stock options.

With regard to the exercise of stock options upon resignation, the NEOs would be entitled to exercise any options vested on their date of termination for a period of 30 days following such termination. As of December 31, 2007, Mr. Linhart had no vested options, Mr. Phelps had 3,000 vested options, and Mr. Novak had 500 vested options.

Change of Control – Termination by the Company Without Cause. Under each of the Agreements of the NEOs, termination by the company without cause would result in their being entitled to receive, in addition to any other post-employment benefits to which they may be entitled under Bank policy, compensation and benefits similar to those discussed above under Change of Control – Termination by Executive for Good Reason.

With regard to the exercise of stock options if termination is “without cause,” the NEOs would be entitled to exercise vested options only for a period of up to one year after their termination date.

Severance  – Involuntary Termination. All three NEOs may be terminated by Millennium for cause at any time and without notice during the term of their Agreements. In Mr. Linhart’s case, termination for cause will require a two-thirds majority vote of the Millennium and Millennium Bank Boards, and such termination of employment will include termination as an employee, officer, and director. If terminated for cause by Millennium, the NEOs would be entitled to receive only their base salary earned on or before their last day of active service and other post-employment benefits required by law or under Millennium policy. They would not be entitled to receive any portion of their target bonus for the period in which the termination occurred but would receive any accrued bonus for any performance period completed prior to the date of termination. In addition, in the event of involuntary termination for cause, all vested stock options would be terminated immediately or exercisable within 30 days after the date of termination, depending upon the terms of each grant agreement.

Death, Disability or Retirement. In the event of death or total disability of any of the NEOs, each officer’s heirs, beneficiaries, successors, or assigns would be entitled only to receive any compensation fully earned prior to the date of the officer’s death or incapacitation due to disability. These officers are not entitled to any other compensation or benefits, unless they were carried by Millennium under benefit plans or policies that would provide a benefit to their heirs, beneficiaries, and so forth. With regard to retirement, we do not have a formal retirement policy. Like other employees, the NEOs who participate in the 401(k) Plan and Trust would receive a lump sum distribution from the Plan. In addition, they would have the choice of converting their bank-sponsored life and long-term disability insurance to a single policy in their own names, if desired. Continued health insurance coverage under COBRA would be available to retirees at their own expense.

Under the Millennium Bankshares Incentive Stock Option Plan, all vested, unexercised stock options may be exercised for the full ten-year term of each grant after the employee has retired. In the event of death or permanent disability, vested stock options are exercisable within one year of death or disability or upon expiration of each grant, whichever is earlier.

Potential Payments Upon Termination of Employment Occurring on 12/31/07

Termination Event	Severance Payment	Bonus	Other Payments	Equity Awards(1)		Total
	($)	($)	($)	($)		($)

Change of Control – Termination by Executive for Good Reason

Richard I. Linhart	750,000	25,000	12,953	0	(2)	787,953
Dale G. Phelps	300,000	22,500	6,090	0	(2)	328,590
John F. Novak	290,000	14,500	804	0	(2)	305,304

Change of Control – Termination by the Company Without Cause

Richard I. Linhart	750,000	25,000	12,953	0	(2)	787,953
Dale G. Phelps	300,000	22,500	6,090	0	(2)	328,590
John F. Novak	290,000	14,500	804	0	(2)	305,304

Severance Plan – Involuntary Termination Without Cause

Richard I. Linhart	250,000	0	12,953	0	(2)	262,953
Dale G. Phelps	150,000	0	6,090	0	(2)	156,090
John F. Novak	145,000	0	804	0	(2)	145,804

(1)

The Equity Awards amount was the in-the-money value of the awards at 12/31/07 using the year-end stock price of $5.42, less the option price multiplied by the number of options that would become exercisable due to a change in control event.

(2)

Since the in-the-money value of all stock options was zero for all grants as of 12/31/07, there would be no value to be derived from stock options for any executive officer.

Certain Relationships and Related Transactions

We lease our main office from 1601 Washington Plaza, LLC. There are 63 unit owners of 1601 Washington Plaza, LLC, all of whom were originally shareholders of Millennium. Among the unit owners are Mr. Paulini and Mr. Smoot, who are directors of Millennium. The lease is for a ten-year term, expiring in 2009 with an option to renew the lease for an additional ten-year period. Millennium’s payments to 1601 Washington Plaza, LLC under the lease totaled $229,317 in 2006 and $235,062 in 2007. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arm’s length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

We also lease the branch office location in Herndon, Virginia, from 1051 Elden Street, LLC. There are 33 unit owners of 1051 Elden Street, LLC, all of whom were originally shareholders of Millennium. Among the unit owners are Mr. Paulini and Mr. Smoot, who are directors of Millennium. We entered into this lease on April 1, 2003 for a ten-year term with the option to renew for three additional periods of five years each, and our payments to 1051 Elden Street, LLC under this lease totaled $125,839 in 2006 and $128,071 in 2007. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arm’s length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

On June 4, 2004, Mr. Smoot entered into a letter of agreement with 1601 Washington Plaza, LLC and  1051 Elden Street, LLC to provide property management services to these entities through his wholly owned company, C-Squared Management & Development, L.L.C. In 2007, C-Squared Management & Development, L.L.C. received a payment of $6,000 in 2007 and $6,000 in 2006 from each of these companies.

The son of Mr. Hanes was employed as President of a company under contract to produce mortgage loan business for Hyland Financial Services, a division of Millennium Capital, Inc., from January 30, 2004 until     August 31, 2005. In 2005, Grayson S. Hanes (the son) received compensation from Millennium amounting to $108,185. He remained affiliated with Millennium Hyland Mortgage, LLC (another subsidiary of Millennium Bank) until February 2006. Mr. Hanes is a partner with the law firm of Reed Smith LLP. Millennium paid legal fees of $237 to Reed Smith LLP in 2006; and $0 in 2007.

Mr. Wolfe’s affiliated company, J Street Consulting, LLC (the “Company”), entered into a Letter Agreement with Millennium Bank, N.A. (the “Bank”) on November 30, 2007, under which the Company will provide consulting services and assist management with the development of a new strategic plan for Millennium and Millennium Bank. Fees for these services are not expected to exceed $14,000, which is less than 5% of the annual revenues of J Street Consulting, LLC, for the year ended December 31, 2007. At this time, the Board of Directors has determined that Mr. Wolfe is an independent director, other than for purposes of Audit Committee service, and we do not expect that to change, since the agreed upon compensatory fees do not exceed 5% of the Company’s annual revenues for 2007. Mr. Wolfe resigned from the Audit Committee subsequent to execution of the Letter Agreement.

Some of our directors and officers are at present, as in the past, customers of Millennium Bank, and we have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unrelated persons. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. Other than certain loans to Mr. Markley, all of which have been repaid in full, none of these loans have ever been reported as nonaccrual, past due, restructured, or potential problem loans, and all of such loans are current as to the payment of interest and principal.

We have not adopted a formal policy that covers the review and approval of related-person transactions by the Board of Directors. The Board, however, through its Nominating and Governance Committee, does review each such transaction that is disclosed to it to determine whether such transaction has any bearing on a director’s independence under applicable NASDAQ rules. The Board subsequently must approve the independence of each director. During such a review, the Board will consider, among other things, the related person’s relationship to us, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction, and any other material information. The Nominating and Governance Committee of the Board also has the responsibility to review all conflicts of interest involving directors or executive officers.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Auditors for 2008

At a meeting on March 13, 2008, the Audit Committee took action to approve the retention of the accounting firm of Crowe Chizek and Company LLC (“Crowe Chizek”) as the independent auditors for Millennium for the fiscal year ending December 31, 2007. We have requested that a representative from the firm attend the Annual Meeting. The representative will have an opportunity to make a statement, if he desires to do so, and will be available to respond to shareholder questions during or after the meeting.

Fees to Audit Firm in 2007

The following table shows the aggregate fees paid to Crowe Chizek for professional services for fiscal years 2007 and 2006:

	2007	2006
Audit Fees(1)	$135,000	$109,750
Audit-Related Fees(2)	8,500	9,515
Tax Fees(3)	18,750	14,500
All Other Fees(4)	0	24,180
Total	$162,250	$157,945

(1)                                  Audit Fees. This category includes the aggregate fees billed by Crowe Chizek for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2007 and 2006, for the review of the financial statements included in our reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings and engagements.

As anticipated, there were additional audit expenses incurred for 2007 and 2006 in connection with the extensions of the filing of the 10-K. Crowe Chizek was required to perform additional audit procedures due to revisions to the financial statements, which resulted from the winddown of the mortgage operations of Millennium Bank and discontinued operations disclosures required in the financial statements. In addition, Crowe Chizek provided research and assistance with discontinued operations and stock option disclosures and performed a comprehensive re-review of the financial statements prior to the filing of the 10-K.

(2)                                  Audit-Related Fees. The aggregate fees billed by Crowe Chizek for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2007, and December 31, 2006, were $8,500 and $9,515, respectively. During both years, these fees included a required audit of an employee benefit plan. For 2006, these services also included the review of various accounting standards and discussions with the Board of Directors and the Audit Committee.

(3)                                  Fees for Tax Services. The aggregate fees billed by Crowe Chizek for professional services for tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2007, were $18,750. For 2006, Crowe Chizek billed us $14,500 for these services, which generally included tax return preparation and quarterly estimated tax payments.

(4)                                  All Other Fees. The aggregate fees billed by Crowe Chizek for all other services rendered to us was $24,180 for 2006. This amount includes research and assistance with certain extraordinary disclosures in the financial statements and the review of press releases and Form 8-K filings, as well as assistance relative to compliance with Sarbanes-Oxley.

Preapproval Policy and Procedures

The Audit Committee engages the independent accounting firm and defines the scope of their services on an annual basis. As required by the Audit Committee’s Charter, all nonaudit services, tax services, and other services for 2007 were preapproved by the Audit Committee through the annual engagement process, and the Audit Committee has concluded that the services provided by Crowe Chizek during 2007 were compatible with maintaining that firm’s independence in the conduct of its auditing functions.

In 2008, a new policy and procedure for approval of any proposed changes to the services established by the Audit Committee through the annual engagement process was adopted by the Board as part of the Audit Committee’s Charter. Under this procedure, any additional audit engagements that arise during a given year may be preapproved between committee meetings by the chairman of the committee, or any available member in the chairman’s absence, under certain conditions. Such preapproval may be granted provided that the aggregate amount of all such additional engagements does not exceed 5% of the total revenues paid by Millennium to the independent audit firm during the fiscal year in which the services are provided; the proposed services must be compatible with the audit firm maintaining its independence of management and the company; and such services must not have been anticipated or known by the company at the time of the audit firm’s annual engagement. Whenever engagements are preapproved, those services must then be approved by the Audit Committee at its next regular meeting.

Auditor Independence

The Audit Committee is required to consider the independence of Crowe Chizek when engaging the firm to perform nonaudit and other services. In 2007, it was determined by the Committee that nonaudit and other services provided and the fees paid for those services were compatible with maintaining the independence of Crowe Chizek and Company LLC.

OTHER MATTERS

Proposals for 2009 Annual Meeting

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders must present such proposal to Millennium at its principal office in Reston, Virginia, by December 16, 2008, for the proposal to be considered for inclusion in Millennium’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, even if the proposal is not to be included in Millennium’s proxy statement, Millennium’s Bylaws provide that the shareholder must give timely notice in writing to the Secretary of Millennium at least 90 days but no more than 120 days in advance of the first anniversary of the notice date of Millennium’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the prior year’s annual meeting.

As to each matter, the notice must contain (in addition to any information required by applicable law):      (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of Millennium owned by the shareholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of Millennium entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “CORPORATE GOVERNANCE—Director Nominations” above.

Form 10-K

Millennium will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. The Form 10-K is also available on Millennium’s Investor Relations web site at www.millenniumbankshares.com.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Barbara J. Chapman
Corporate Secretary

Dated: April 28, 2008

MILLENNIUM BANKSHARES CORPORATION

ANNUAL MEETING MAY 29, 2008

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

MILLENNIUM BANKSHARES CORPORATION

The undersigned shareholder of Millennium Bankshares Corporation, a Virginia corporation (“Millennium”), appoints Dale G. Phelps and Amanda M. Pierson, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full powers of substitution and revocation, to vote all shares of stock of Millennium which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia  20190, on May 29, 2008, at 3:00 p.m. local time and at any adjournment of the meeting, with all powers the undersigned would possess if personally present, as designated on the reverse side  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH

THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1 AS SHOWN ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued on reverse side)

1601 Washington Plaza

Reston, VA 20190

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Millennium Bankshares Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY  11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MILLENNIUM BANKSHARES CORPORATION THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 BELOW.

		For	Withhold	For All
		All	All	Except
Vote on Directors
1.	Election of three director nominees, namely:
1) Grayson P. Hanes
	2) Richard I. Linhart	☐	☐	☐
3) Barbara Wortley

as Directors of Millennium as described in Proposal 1 of the Proxy Statement.

To withhold authority to vote for  any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

The undersigned hereby ratifies and confirms the lawful actions of the attorneys-in-fact, or either of them or their substitutes, and acknowledges receipt of the Notice of the Millennium Annual Meeting and Proxy Statement.

Please insert date of signing. Sign exactly as name appears below. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee, or guardian, give full title as such. For a corporation, an authorized officer should sign and affix the seal.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Signature [PLEASE SIGN WITHIN BOX]	DATE	Signature (Joint Owners)	Date